UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2016

OFG Bancorp

(Exact Name of Registrant as Specified in its Charter)

Commonwealth of Puerto Rico	001-12647	66-0538893
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Oriental Center 254 Muñoz Rivera Avenue San Juan, Puerto Rico	00918
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (787) 771-6800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 27, 2016, OFG Bancorp (the “Company”) and José Rafael Fernández entered into an amended and restated Employment Agreement (the “Agreement”). Mr. Fernández is the President and Chief Executive Officer of the Company and the Vice Chairman of its Board of Directors (the “Board”). The Agreement is effective as of July 1, 2016 for a term of three years, and replaces the employment agreement, dated as of July 1, 2016 between the Company and Mr. Fernández. The purpose of this amendment was to ensure that the Agreement complies with applicable regulatory requirements.

As provided in the Agreement, Mr. Fernández will report directly to the Board and will have overall responsibility for the business and affairs of the Company. During the term of the Agreement and in any election of directors in which his term as director is set to expire, the Board will nominate and recommend to the shareholders of the Company his election as a Board member and, if elected, will appoint him as its Vice Chairman. It further provides that, in the event that the current Chairperson of the Board ceases, for any reason, to occupy such position, the Board will appoint Mr. Fernández as its Chairperson.

The Agreement provides that Mr. Fernández will be compensated as follows: (i) annual base salary of $865,000, which may be increased by the Board’s Compensation Committee; (ii) annual target bonus of 100% of his annual base salary payable on or before March 31 of each year pursuant to the Company’s non-equity incentive bonus plan; (iii) annual expense allowance of $85,000 for his car-related expenses, membership expenses for social, business or professional organizations, and any other expenses which in his judgment are reasonably appropriate for the performance of his duties as President and Chief Executive Officer of the Company; (iv) a 10-year term life insurance policy in the amount of $3,000,000 covering his life and having as beneficiaries his spouse and heirs or other beneficiaries designated by him; (v) 25 days of paid vacation per year; (vi) a special bonus of $850,000 payable in six equal semi-annual installments commencing on January 1, 2017; and (vii) additional incentive compensation under the Company’s equity-based compensation plan based on his performance scorecard, as approved by the Company’s Compensation Committee, up to an annual amount equal to 85% of his annual base salary, but he may elect to receive the award in deferred cash equivalents if he is in compliance with the Company’s Stock Ownership Policy. It also provides that Mr. Fernández will be entitled to participate in any equity-based compensation plan, profit-sharing plan or other plans, benefits and privileges offered by the Company to its employees and executives to the extent that he is otherwise eligible and qualifies to participate in and receive such benefits or privileges.

The Agreement may be terminated by the Board for “just cause” (as defined therein). In the event it is terminated for just cause or if Mr. Fernández is removed or barred from office under applicable law, he will have no right to compensation or other benefits for any period after such termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OFG BANCORP

Date:	September 30, 2016	By:	/s/ Carlos O. Souffront
Carlos O. Souffront
General Counsel and Secretary of the Board of Directors